EXHIBIT NO.

                                      8.1



                     Opinion of Schifino & Fleischer, P.A.


















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                          SCHIFINO & FLEISCHER, P.A.
                               ATTORNEYS AT LAW

WILLIAM J. SCHIFINO        TELEPHONE: (813)223-1535       ONE TAMPA CITY CENTER
FRANK N. FLEISCHER         TELECOPIER: (813)223-3070  201 NORTH FRANKLIN STREET
 CYNTHIA C. ELLIS          INTERNET: SF2700@AOL.COM             SUITE 2700
                                                           TAMPA, FLORIDA 33602


                                August 4, 1997


Thrucomm, Inc.
1641 Commerce Avenue, North
St. Petersburg, Florida 33716

      Re: Federal Income Tax Consequences of Transfer of all Assets and Liabilities of Datalinc, Ltd.
            and Fastcom, Ltd. in Exchange for Shares of Mandatory
            Convertible Preferred Stock of
            Thrucomm, Inc.

Gentlemen:

     As special counsel to Thrucomm, Inc., a Florida corporation ("Thrucomm"), we have been asked to advise you concerning the anticipated federal income tax consequences of the transfer of all of the right, title and interest in assets and liabilities of Datalinc, Ltd., a Florida limited partnership ("Datalinc") and Fastcom, Ltd., a Florida limited partnership ("Fastcom") pursuant to the Agreement and Plan of Reorganization dated May 5, 1997 (the "Reorganization Agreement") into Thrucomm in exchange for shares of Thrucomm's Mandatory Convertible Preferred Stock (the "Preferred Stock"). The transfer of the assets and liabilities in exchange for the Preferred Stock (the "Reorganization") will be carried out pursuant to the Reorganization Agreement, as described in the Registration Statement on Form S-4, as amended, filed by Thrucomm, File No. 333-27161 (the "Registration Statement"). Unless otherwise specified, all capitalized terms have the meaning assigned to them in the Registration Statement.

     In connection with the preparation of this opinion, we have examined such documents concerning the Reorganization, including the Reorganization Agreement, as we deemed necessary (the "Examined Documents"). In our review and examination we have assumed, without independent investigation or examination, (a) the genuineness of all signatures, the authenticity of all documents submitted to us, the conformity to all original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of all such originals of such latter documents; (b) the due execution, completion, acknowledgment and public filing, where applicable, of any of the Examined Documents, as indicated in such documents, and the delivery of all documents and instruments and the consideration recited in such documents by all parties; (c) that all parties have the necessary power and authority, corporate or otherwise, to execute and deliver the Examined Documents, and documents attendant therewith, to which they are a party and to perform their obligations under such documents, and that all such actions have been duly and validly authorized by all necessary proceedings;
(d) that the Examined Documents and the documents attendant therewith, constitute legal, valid and binding obligations to each party thereto



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enforceable against each party in accordance with their respective terms, except
(i) as enforcement of such documents may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general, from time to time in effect; (ii) subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law and the availability of equitable remedies; and
(iii) subject to implied covenants of good faith, fair dealing and commercially reasonable conduct, judicial discretion and instances of multiple or equitable remedies and applicable public policies and laws.

     In rendering our opinion, we have made the following factual assumptions:

     1. The factual representations and warranties of the parties contained in the Reorganization Agreement, which we may deem material to our opinion, are all true in all respects as of the date of our opinion, except as may otherwise be set forth in or contemplated by, any of the Examined Documents.

     2. The factual representations and warranties, other than those matters about which we specifically opine, of the parties contained in the Examined Documents, which we may deem material to our opinion, are all true in all respects as of the date hereof, except as may be otherwise set forth in or contemplated by the Examined Documents.

     3. The transaction contemplated by the Examined Documents and all the transactions related thereto or contemplated thereby shall be consummated in accordance with the terms and conditions of such documents, except as may be set forth in and or contemplated by any closing document delivered by the parties at the closing of the Reorganization.

     4. Each document derived from a public authority is accurate, complete and authentic and all official records (including their proper indexing and filing) are accurate and complete.

     5. There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealings among any of the foregoing which would, in any case, define, supplement or qualify the terms of the Examined Documents.

                          LIMITATIONS ON OUR OPINION

      The following limitations shall apply with respect to our opinion:

     1. Our opinion is based upon the various provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder and the interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters as of the date hereof, all of which are subject to change either prospectively or retroactively. No opinion is rendered with respect to the effect, if any, of any pending or future legislation, judicial or administrative regulations or rulings, which may have a bearing on any of the foregoing. We have not been asked to render an opinion with respect to any federal income tax matters except those set forth below. Likewise, we have not been asked to render any opinion with respect to any foreign, local or state income tax consequences of the Reorganization. By rendering our opinion, we undertake no responsibility to advise you of any new developments in the




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application or interpretation of the federal income tax laws.  Accordingly,  our opinion should not be construed as applying in any manner to any aspect of the transactions contemplated by the Examined Documents, other than as set forth below.

     2. Our opinion does not consider the tax consequences to the General and Limited Partners of Datalinc and Fastcom of other transactions effected prior to or after the Reorganization (whether or not such transactions are consummated in connection with the Reorganization).

     3. We have not discussed this opinion with representatives of the Internal Revenue Service, and it is not binding on the Service. The Service is not bound by and may not concur in the conclusions we have reached.

                                    OPINION

     Based upon, and subject to the foregoing, and with due regard to such legal consideration as we deemed necessary, we are of the opinion that, for Federal income tax purposes:

     1. Under Code Sections 351 and 357, no gain or loss will be recognized by Datalinc nor Fastcom or any of its partners as a result of the exchange of all of their assets for the (i) Preferred Stock of Thrucomm and (ii) Thrucomm's assumption of all of the liabilities of Datalinc and Fastcom.

     2. Under Code Section 731(a), no gain or loss will be recognized by the partners of Datalinc nor Fastcom upon the receipt of the Preferred Stock by the Partnerships and, other than recapture of negative capital accounts, the eventual distribution of the Underlying Shares to the partners of Datalinc and Fastcom in liquidation of the Partnerships pursuant to the proposed Reorganization.

     3. Under Code Section 732(b), the basis of the Underlying Shares to be eventually received by the partners of Datalinc and Fastcom upon the liquidation of Datalinc and Fastcom will be equal to the adjusted basis of the partners in their respective interests in Datalinc and Fastcom.

     We hereby consent to this opinion being filed as an Exhibit to the Registration Statement and we further consent to the use of our name in the Registration Statement under the caption "Legal Matters."

                                          Very truly yours,

                                          /s/Frank N. Fleischer, for the Firm
                                          _____________________________
                                          Schifino & Fleischer, P.A.













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